Company Presentation March 2019 Merger of Equals Establishing an Industry-Leading, Diversified Oilfield Services Provider June 17, 2019 Exhibit 99.2

Disclosures Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. The words “believe” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Keane’s and C&J’s control. Statements in this communication regarding Keane, C&J and the combined company that are forward-looking, including projections as to the anticipated benefits of the proposed transaction, the impact of the proposed transaction on Keane’s and C&J’s business and future financial and operating results, the amount and timing of synergies from the proposed transaction, and the closing date for the proposed transaction, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Keane’s and C&J’s control. These factors and risks include, but are not limited to, (i) the competitive nature of the industry in which Keane and C&J conduct their business, including pricing pressures; (ii) the ability to meet rapid demand shifts; (iii) the impact of pipeline capacity constraints and adverse weather conditions in oil or gas producing regions; (iv) the ability to obtain or renew customer contracts and changes in customer requirements in the markets Keane and C&J serve; (v) the ability to identify, effect and integrate acquisitions, joint ventures or other transactions; (vi) the ability to protect and enforce intellectual property rights; (vii) the effect of environmental and other governmental regulations on Keane’s and C&J’s operations; (viii) the effect of a loss of, or interruption in operations of, one or more key suppliers, including resulting from product defects, recalls or suspensions; (ix) the variability of crude oil and natural gas commodity prices; (x) the market price and availability of materials or equipment; (xi) the ability to obtain permits, approvals and authorizations from governmental and third parties; (xii) Keane’s and C&J’s ability to employ a sufficient number of skilled and qualified workers to combat the operating hazards inherent in Keane’s and C&J’s industry; (xiii) fluctuations in the market price of Keane’s and C&J’s stock; (xiv) the level of, and obligations associated with, Keane’s and C&J’s indebtedness; and (xv) other risk factors and additional information. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of C&J’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; the risk associated with Keane’s and C&J’s ability to obtain the approval of the proposed transaction by their shareholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; and the diversion of management time on transaction-related issues. For a more detailed discussion of such risks and other factors, see Keane’s and C&J’s filings with the Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in Item 1A of Keane’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 27, 2019, and C&J’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 27, 2019 and in other periodic filings, available on the SEC website or www.keanegrp.com or www.cjenergy.com. Keane and C&J assume no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date of this communication, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Non-GAAP Measures Adjusted EBITDA (the “Non-GAAP Measure”) is a performance measure that provides supplemental information that C&J and Keane believe is useful to analysts and investors to evaluate ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. This Non-GAAP Measure excludes the financial impact of items management does not consider in assessing the ongoing operating performance of C&J, Keane, or the new company, and thereby facilitates review of its operating performance on a period-to-period basis. Other companies may have different capital structures and comparability to the results of operations of C&J, Keane, or the new company may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, C&J and Keane believe Adjusted EBITDA provides helpful information to analysts and investors to facilitate a comparison of their operating performance to that of other companies. The presentation of the Non-GAAP Measure in this press release should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. A reconciliation of the Non-GAAP Measure has not been provided because such reconciliation could not be produced without unreasonable effort.

Disclosures (cont.) Important Additional Information Regarding the Merger of Equals Will Be Filed With the SEC In connection with the proposed transaction, Keane intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Keane and C&J that also constitutes a prospectus of Keane. Each of Keane and C&J also plan to file other relevant documents with the SEC regarding the proposed transaction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Any definitive joint proxy statement/prospectus (if and when available) will be mailed to stockholders of Keane and C&J. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about Keane and C&J, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Keane will be available free of charge on Keane’s website at http://www.keanegrp.com or by contacting Keane’s Investor Relations Department by email at investors@keanegrp.com or by phone at 281-929-0370. Copies of the documents filed with the SEC by C&J will be available free of charge on C&J’s website at www.cjenergy.com or by contacting C&J’s Investor Relations Department by email at investors@cjenergy.com or by phone at 713-260-9986. Participants in the Solicitation Keane, C&J and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of C&J is set forth in its proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on April 9, 2019, and C&J’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 27, 2019. Information about the directors and executive officers of Keane is set forth in Keane’s proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on April 1, 2019, and Keane’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 27, 2019. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Keane or C&J using the sources indicated above. No Offer or Solicitation This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Transformative Merger of Equals

C&J ENERGY SERVICES KEANE

Highly strategic combination of complementary oilfield service companies

Combined Profile

- ✓ Increased *Scale* with *High-Quality Asset Base*
- ✓ Focused on *Service Quality and Safety*
- ✓ Improved *Basin and Service Diversity*
- ✓ Enhanced *Technology Platform*
- ✓ Strong *Balance Sheet* and *Liquidity*

Merger Overview

- Keane and C&J have entered into a definitive agreement to combine in an all-stock merger of equals
- Creates leading U.S. focused completions and production services company
- Combined revenue of $4.2 billion, adjusted EBITDA of $636 million[1], operating cash flow of $686 million[1] and pro-forma enterprise value of $1.8 billion[2]
- New entity delivers attractive diversification across geographies and services, with a continuous focus on safety, service quality, and innovation
- Complementary platforms expected to drive ~$100 million of annualized run-rate cost synergies
- Combined company's new corporate name and ticker symbol to be announced prior to transaction closing in the fourth quarter of 2019

Creates expanded and diversified platform focused on shareholder value creation

[1] Pro-forma adjusted EBITDA and operating cash flow excludes $100 million of gross annualized run-rate synergies. [2] Enterprise value based on Keane share price as of market close 6/14/2019.

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Merger Summary Transaction Structure All-stock merger of equals 1.6149 shares of Keane common stock issued per outstanding share of C&J common stock Share exchange expected to be tax-free Agreement permits cash dividend of $1.00 per share to C&J shareholders Transaction unanimously approved by Boards of Directors of both companies and the Special Committee of Keane Board Ownership Pro-forma ownership of 50% Keane shareholders and 50% C&J shareholders Governance & Leadership 12 member Board, comprising 6 members from Keane (including Chief Executive Officer) and 6 members from C&J (including Chairman of the Board) Patrick Murray (C&J) to serve as Chairman of the Board Robert Drummond (Keane) to serve as President and Chief Executive Officer Jan Kees van Gaalen (C&J) to serve as Executive Vice President, Chief Financial Officer Greg Powell (Keane) to serve as Executive Vice President, Chief Integration Officer Closing Conditions & Timeline Approval by shareholders of both companies Keane Investor Holdings LLC, which includes an affiliate of Cerberus Capital Management L.P., Keane family and certain members of Keane management, owns ~49% of the outstanding shares of Keane and has entered into a voting agreement to support the merger Regulatory approvals and other customary closing conditions Expected to close Q4 2019

Transaction Rationale Combination results in enhanced scale, value and financial position Complementary Cultures & Operating Philosophy: Combines businesses with shared commitment to safety and integrity, employee development, partnerships with blue-chip customers, technological innovation, & community relationships 1 2 3 4 5 Scale & Diversity Across Services & Geographies: Creates large, diversified well completions and production services company, with strong presence in the most active U.S. basins Significant Synergies & Value Creation: $100 million1 of expected annualized run-rate cost synergies, runway for earnings growth via idle, market ready equipment, and the creation of a more investable equity security with greater liquidity Strong Financial Position: Strong balance sheet delivers stability, opportunities for further innovation and financial flexibility. Immediately accretive to cash flow per share with greater potential for increased operating cash flow generation Positioned for Continued Innovation & Investment: Combines shared legacies of innovative R&D and a rich portfolio of proprietary technology to drive safety, value and operational efficiency. Improved ability to invest in next generation opportunities in fracking 1 Gross annualized run-rate synergies expected to be achieved within one year of closing. Compelling merger of equals creates one of the largest U.S. well completions services companies

Enhanced Service Offering

C&J ENERGY SERVICES | KEANE

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Market leader across our completions & production services offering

Our Leadership Position[1]

- 3 — *Hydraulic Fracturing*
- 1 — *Wireline & Pumpdown*
- 2 — *High-Spec*[2] *Coiled Tubing*
- 4 — *Cementing Services*

Diversified revenue base across our service offerings, with focus on well completions…



Hydraulic Fracturing
Wireline & Pumpdown
Cementing
Coiled Tubing
Well Support Services4
66%
15%
7%
3%
10%
Revenue
$4.2 billion3

Significant scale across our combined asset platform…

✓ Hydraulic HHP	2.3 million
✓ Frac fleets	~50 fleets
✓ Pumpdown	81 units
✓ Wireline	158 trucks
✓ Cementing	139 units
✓ Coiled tubing	28 units[2]
✓ Workover services	364 rigs[5]
✓ Fluids management	940 trucks

Greater diversification of services with enhanced scale

[1] Spears & Associates, company estimates and public filings. [2] High-spec reflects large diameter units of 2-3/8" units or greater. 13 of 28 units are high-spec. [3] LTM as of 3/31/2019. [4] Includes rig services, fluids management and other special well site services. [5] >60% of workover rig fleet is high-spec.

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3rd largest company based on total HHP Significant Scale in the U.S. Creating a leading provider of multi-basin completions & production services in the U.S. Increases presence in North America; establishes leading base of U.S. focused frac equipment 1 Leading U.S. Frac Position2 1 Source: Spears & Associates and company filings. Pro-forma revenue of $4.2B reflects LTM as of 3/31/19. All other values are FY 2018. Pro-forma revenue for FY 2018 is $4.4B. 2 Source: Rystad Energy. Reflects U.S. land HHP. FRAC and C&J reflect most recent company filings. Total HHP (mm) 4th largest company based on total North America oilfield service revenues ’18 NAm Rev.($ billions) Increased NAm Presence1 Ability to serve customers with broader geographical footprint; greater cross-sell opportunities Improved efficiencies via increased basin density & leveraging field & corporate overhead Ability to leverage existing technology across a larger platform and invest in emerging technologies Greater relevancy to current and potential supplier base

Broader Basin Reach & Service Diversity Greater scale and scope with meaningful position in the most active U.S. basins Greater scale with broader scope of services to better serve our customers 1 1 LTM ending 3/31/2019. 2 Pro-forma adjusted EBITDA before $100 million of gross annualized run-rate synergies. Completions Services Well Support Services Construction & Intervention % of total revenue Adjusted EBITDA1,2 Revenue by Basin1 $4.2 billion $636 million

Significant Value from Synergies

C&J ENERGY SERVICES | KEANE

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Driving value creation via ~$100mm of non-market dependent cost synergies



~$100mm
Annualized synergies[1]

SG&A

- Efficiency in support structure
- Overhead consolidation
- Economies of scale

Supply Chain

- Proppant, chemicals and consumables
- Optimize best-in-class solutions
- Wireline vertical manufacturing
- Economies of scale

Operations

- Improved basin density and absorption
- Overhead consolidation
- Adopting best-in-class practices

Full annualized synergies expected to be realized within one year of closing

[1] *Gross annualized run-rate synergies. Estimating approximately $60 million of one-time costs to achieve synergies.*

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Significant Expansion of Financial Scale Unrivaled scale enhances financial and operational flexibility Transaction creates differentiation on financial magnitude and cash generation 1 LTM as of 3/31/2019. 2 $100mm of gross annualized run-rate synergies not included in pro-forma Cash Flow from Operating Activities of $686 million. 2 Pro-Forma Revenue1 (LTM, $mm) Cash Flow from Operating Activities1 (LTM, $mm) Pro-Forma ~1.9x larger than the next peer ~1.8x larger than the next peer $686 Synergies2

Strong Financial Position Delivers stability and enhanced flexibility to invest in business innovation Merger maintains strong financial position including attractive cash, liquidity and leverage As of March 31, 2019 Data in $ million Keane C&J Pro-Forma Cash1 $84 $89 $106 Senior Secured Term Loan 347 - 347 Capital Leases 13 - 13 Total Debt 361 - 361 Net Debt 277 (89) 255 Net Debt / LTM Adj. EBITDA 0.8x - 0.4x Net Debt / LTM Adj. EBITDA (w/ synergies)3 0.8x - 0.3x Total Debt / LTM Adj. EBITDA 1.0x - 0.6x Cash1 $106mm Leverage3 0.3x Net Debt1 $255mm 3 1 Includes $67mm payment related to permitted $1.00/share dividend to C&J shareholders. Does not include one-time costs. 2 Current undrawn ABL of $350mm, expected to increase to $450mm following closing. 3 Net debt / LTM Adj. EBITDA, with $100mm of gross annualized run-rate synergies. Undrawn ABL2 $450mm NOL Position >$1 billion

Complementary Cultures & Platforms Like-minded approach to strategy, customers and shareholder value Keane and C&J: Safety, efficiency and differentiation through quality service and innovation 4 Safety We share an unwavering commitment to the safety and well being of our people, customers and the communities in which we operate Asset Quality We rigorously maintain high-quality equipment. Together, our combined world class asset platform is capable of efficiently serving customers Employees We recognize that our greatest assets are our people, and we are focused on their growth and development Customer Centric Culture

High-Quality Portfolio of Frac Assets Shared approach to maintenance; perpetual cycle to keep assets fresh 4 Aligned focus on maintaining quality and fresh assets, supported by balance sheet strength Safe and Reliable Operations Leading Operational Execution Strong Focus on Reducing Non-Productive Time Highly-utilized fleet at 80%, with upside earnings potential from 20% idle warm fleets requiring minimal capex Both companies’ operating philosophies are focused on asset quality and reliability Distribution demonstrates favorable profile of condition of key frac components Significant investments made in recent years in both new capacity and maintenance Engines Transmissions Remaining Useful Life # engines # transmissions Engines Transmissions Remaining Useful Life # engines # transmissions

Portfolio of Blue-Chip Customers Highly complementary customer base with limited overlap Deepens and expands rich portfolio of customer partnerships 4 Partnerships with high-quality customers Focused on delivering top-tier safety, efficiency and execution Combined scale enables growth via existing and new customers Note: Represents select customers of C&J and Keane for full-year 2018 and YTD 2019 through 3/31/2019.

Combined History of Successful M&A Shared track record of M&A selection, execution and integration After successful integration, combined company will continue to explore additional value-creating consolidation opportunities Proven Ability to Successfully Integrate Disciplined Capital Allocation Approach Committed to Shareholder Value Creation Focused on Expansion, Technology and Consolidation Creating an industry-leading, diversified oilfield services provider March 2016 October 2017 July 2018 July 2017 4

Shared Commitment to R&D

C&J ENERGY SERVICES KEANE
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Rich portfolio of proprietary technology spanning surface, downhole and digital

Examples of Our Combined Technologies

- AirRide™ Bouyancy Additive
- DustProof™ Air Quality Enhancer
- GameChanger™ Gun System
- Hibernate™ Warm-Start System
- IsoVERT™ Mid-Stage Diverter
- LateralScience™ Engineered Completions
- MDT™ Pump Control Systems
- MultiJect™ Liquid Additive System
- ReDirect™ Diverter Technology
- ReLease™ Custom Fluid Systems
- TruMill™ Frac Plug
- Whisper Fleet™


KEANE
WHISPER









HIBERNATE™
WARM-START SYSTEM



Complementary R&D approach focused on driving improved customer productivity and efficiencies

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Poised for Continued Innovation & Returns 5 1 Pro-forma Cash Flow from Operating Activities. LTM as of 3/31/2019. Does not include gross annualized run-rate synergies of $100 million. Scaled completions & production services company focused on U.S. – allows for focused investment Leading, high-quality asset base… 2.3mm HHP + Full suite of non-frac services Technology investment drives customer productivity and shareholder returns …Generating attractive cash flow… …Enhanced by earnings accretion from synergies… …Constant evaluation of product line performance based on returns $686 million Operating cash flow1 Returns Focused $100 million Annualized run-rate synergies

Merger of Equals: C&J and Keane Keane and C&J: Safety, efficiency and differentiation through quality service and innovation + Scale & Diversity Across Services & Geographies 1 Complementary Cultures & Operating Philosophy 2 Positioned for Continued Innovation & Investment 3 Significant Synergies & Value Creation 4 Strong Financial Position 5

Greg Powell President & CFO investors@keanegrp.com Daniel Jenkins VP – Investor Relations investors@cjenergy.com Marc Silverberg Managing Director (ICR) marc.silverberg@icrinc.com Keane Investor Contacts C&J Investor Contacts Jan Kees “JK” van Gaalen Chief Financial Officer investors@cjenergy.com